UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K
________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 14, 2012

Ruby Tuesday, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	1-12454	63-0475239
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 West Church Avenue
Maryville, Tennessee 37801
(Address of Principal Executive Offices)

(865) 379-5700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions  (See General Instructions A.2.below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Indenture and 7⅝% Senior Notes due 2020

On May 14, 2012, Ruby Tuesday, Inc. (the “Company”) entered into an indenture (the “Indenture”) among the Company, certain subsidiaries of the Company as guarantors (the “Guarantors”) and Wells Fargo Bank, National Association as trustee, governing the Company’s $250 million aggregate principal amount of 7⅝% senior notes due 2020 (the “Notes”).

The Notes are guaranteed on a senior unsecured basis by the Company’s existing and future domestic restricted subsidiaries, subject to certain exceptions.  The notes will be senior unsecured obligations of the Company. They will rank equal in right of payment with the Company’s existing and future senior indebtedness and senior in right of payment to any of its future subordinated indebtedness. The Notes will be effectively subordinated to all of the Company’s secured debt, including borrowings outstanding under its revolving credit facility, to the extent of the value of the assets securing such debt and structurally subordinated to all of the liabilities of the Company’s existing and future subsidiaries that do not guarantee the Notes.

The Company will pay interest on the Notes at 7⅝% per annum, payable semiannually on each May 15 and November 15, commencing November 15, 2012, to holders of record on the May 1 or November 1 immediately preceding the interest payment date. The Notes mature on May 15, 2020.

At any time prior to May 15, 2016, the Company may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount, plus an applicable “make-whole” premium and accrued and unpaid interest. At any time and from time to time on or after May 15, 2016, the Company may redeem the notes, in whole or in part, at the redemption prices specified in the Indenture. At any time prior to May 15, 2015, the Company may redeem up to 35% of the notes from the proceeds of certain equity offerings. There is no sinking fund for the notes.

The indenture contains covenants that limit, among other things, the Company’s ability and the ability of certain of its subsidiaries to (i) incur or guarantee additional indebtedness; (ii) declare or pay dividends, redeem stock or make other distributions to stockholders; (iii) make certain investments; (iv) create liens or use assets as security in other transactions; (v) merge or consolidate, or sell, transfer, lease or dispose of substantially all of its assets; (vi) enter into transactions with affiliates; and (vii) sell or transfer certain assets. These covenants are subject to a number of important exceptions and qualifications, as described in the Indenture, and certain covenants will not apply at any time when the Notes are rated investment grade by the Rating Agencies, as defined in the Indenture. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Registration Rights Agreement

On May 14, 2012, in connection with the issuance of the Notes, the Company and the Guarantors entered into a registration rights agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Representative”), relating to, among other things, the exchange offer for the Notes and the related guarantees (the “Registration Rights Agreement”).

Subject to the terms of the Registration Rights Agreement, the Company and the Guarantors have agreed to register with the SEC notes having substantially identical terms as the Notes, as part of an offer to exchange freely tradable exchange notes for the Notes. The Company has agreed: (i) within 270 days after the issue date of the Notes, to file a registration statement enabling holders of the Notes to exchange the privately placed notes for publicly registered notes with substantially identical terms; (ii) to use commercially reasonable efforts to cause the registration statement to become effective within 365 days after the issue date of the Notes; (ii) to consummate the exchange offer within 405 days after the issue date of the Notes; and (iv) to file a shelf registration statement for resale of the notes if the Company cannot consummate the exchange offer within the time period listed above.

If the Company fails to meet these targets (each, a “registration default”), the annual interest rate on the Notes will increase by 0.25%. The annual interest rate on the Notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year over the otherwise applicable annual interest rate of 7⅝%. If the Company cures the registration default, the interest rate on the Notes will revert to the original level.

Second Amendment to Revolving Credit Facility

On May 14, 2012, the Company entered into the Second Amendment and Waiver to its revolving credit facility (the “Second Amendment”) to, among other things, reduce the maximum aggregate revolving commitment to $200.0 million, secure the revolving credit facility with a lien over the equity interests of certain subsidiaries, modify certain financial covenants and ratios and permit the issuance of the Notes.

The terms of the revolving credit facility provide for a $40.0 million letter of credit subcommitment. The revolving credit facility also includes a $50.0 million franchise facility subcommitment (the “Franchise Facility Commitment”), which covers the Company’s guarantees of debt of its franchise partners in reliance upon the franchisee facility guaranty agreement entered into by the Company and the subsidiary guaranty agreement entered into by its material domestic subsidiaries.  The Franchise Facility Commitment matures not later than December 1, 2015. As of May 31, 2011, all amounts guaranteed under the Franchise Facility Commitment were settled.

The interest rate charged on borrowings pursuant to the revolving credit facility can vary depending on the interest rate option the Company chooses to utilize.  The Company’s base rate for borrowings is defined to be the higher of Bank of America’s prime rate, the federal funds rate plus 0.5%, or an adjusted LIBO rate plus 1.00%, plus an applicable margin ranging from 0.25% to 1.50% depending on its Total Debt to EBITDAR ratio.  The applicable margin for its Eurodollar borrowings ranges from 1.25% to 2.50%.

A commitment fee for the account of each lender at a rate ranging from 0.30% to 0.45% (depending on the Company’s Total Debt to EBITDAR ratio) on the daily amount of the unused revolving commitment of such lender is payable on the last day of each calendar quarter and on the termination date of the revolving credit facility.  On the first day after the end of each calendar quarter until the termination date of the revolving credit facility, the Company is required to pay a letter of credit fee for the account of each lender with respect to such lender’s participation in each letter of credit.  The letter of credit fee accrues at the applicable margin for Eurodollar Loans then in effect on the average daily amount of such lender’s letter of credit exposure (excluding any portion attributable to unreimbursed letter of credit disbursements) attributable to such letter of credit during the period from and including the date of issuance of such letter of credit to but excluding the date on which such letter of credit expires or is drawn in full.  Besides the commitment fee and the letter of credit fee, the Company is also required to pay a fronting fee on the daily amount of the letter of credit exposure (excluding any portion attributable to unreimbursed letter of credit disbursements) on the tenth day after the end of each calendar quarter until the termination date of the revolving credit facility. It must also pay standard fees with respect to issuance, amendment, renewal or extension of any letter of credit or processing of drawings thereunder.

The Company is entitled to make voluntary prepayments of its borrowings under the revolving credit facility at any time and from time to time, in whole or in part, without premium or penalty.  Subject to certain exceptions, mandatory prepayments will be required upon occurrence of certain events, including the revolving credit exposure of all lenders exceeding the aggregate revolving commitment then in effect, sales of certain assets and any additional debt issuances.

The revolving credit facility contains a number of customary affirmative and negative covenants that, among others, limit or restrict the Company’s ability to incur liens, engage in mergers or other fundamental changes, make acquisitions, investments, loans and advances, pay dividends or other distributions, sell or otherwise dispose of certain assets, engage in certain transactions with affiliates, enter into burdensome agreements or certain hedging agreements, amend organizational documents, change accounting practices, incur additional indebtedness and prepay other indebtedness.  In addition, under the revolving credit facility, the Company is required to comply with financial covenants relating to the maintenance of a maximum leverage ratio and a minimum fixed charge coverage ratio, and the Company was in compliance with these financial covenants as of February 28, 2012.  The terms of the revolving credit facility require the Company to maintain a maximum leverage ratio of no more than 4.5 to 1.0 through the fiscal quarter ending on or about June 4, 2013 and 4.25 to 1.0 thereafter and a minimum fixed charge coverage ratio of 1.75 to 1.0 through and including the fiscal quarter ending on or about June 3, 2014 and 1.85 to 1.0 thereafter.

The revolving credit facility terminates not later than December 1, 2015.  Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all loans and exercise any of their rights under the revolving credit facility and any ancillary loan documents.

Pledge Agreement

On May 14, 2012, in connection with the Second Amendment, the Company and certain of its subsidiaries entered into a pledge agreement (the “Pledge Agreement”) with Bank of America, N.A., as administrative agent, relating to, among other things, the granting to the Administrative Agent of a first-priority lien over the equity interests of substantially all subsidiaries of the Company.

The description above does not purport to be complete and is qualified in its entirety by the Indenture, the Registration Rights Agreement, the Second Amendment and the Pledge Agreement, copies of which are filed as exhibits hereto and are incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description
10.1	Indenture dated as of May 14, 2012, among Ruby Tuesday, Inc., the guarantors named therein and Wells Fargo Bank, National Association, as trustee
10.2
Registration Rights Agreement dated as of May 14, 2012, among Ruby Tuesday, Inc., the guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers

10.3	Second Amendment to Revolving Credit Agreement and Waiver among Ruby Tuesday, Inc., the lenders party thereto and Bank of America, N.A., as administrative agent
10.4	Pledge Agreement among Ruby Tuesday, Inc., the other pledgors party thereto and Bank of America, N.A., as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ruby Tuesday, Inc.
(Registrant)

By:	/s/ Marguerite N. Duffy
Marguerite N. Duffy
Senior Vice President,
Chief Financial Officer

Date: May 16, 2012